Exhibit 10.2

Date: June 3, 2010

(1)           Beta Systems Software Aktiengesellschaft

(2)           Beta Systems ECM Solutions GmbH

(3)           BancTec, Inc.

TRANSITIONAL SERVICES AGREEMENT

TRANSITIONAL SERVICES AGREEMENT

(1)            Beta Systems Software Aktiengesellschaft, with business at Alt-Moabit 90 d, 10559 Berlin, Germany, registered in the commercial register of the local court of Charlottenburg under HRB 388 74 (the Supplier);

(2)            Beta Systems ECM Solutions GmbH, with business address at Alt-Mohabit 90d, 10559 Berlin, Germany, registered in the commercial register of the local court of Charlottenburg under HRB 122 853 (NewCo);

(3)            BancTec, Inc., with its business address at 2701 E. Grauwyler Rd., Irving, TX 75061, USA, registered with the Secretary of State, Division of Corporations, Dover, Delaware under the file number 333-145255 (the Guarantor);

- Supplier and NewCo herein also referred to individually as Party and collectively as Parties -

BACKGROUND

(A)          Supplier, among other activities, is engaged itself and through its subsidiaries in Germany, Nigeria, Austria, the United States and elsewhere in the Enterprise Content Management business, comprising the development and sale of software products and software solutions in the area of Enterprise Content Management (ECM), especially document processing in the settlement and processing of payment transactions and other business processes, as well as the sale of scanners and sorters (the Business).

(B)           Supplier, after a strategic review of its business portfolio, has concluded that it desires to divest itself of the Business in the framework of a Sale and Purchase Agreement of Beta System’s ECM Business (SPA).

(C)           To this end, Supplier has transferred the Business to NewCo as a separate legal entity by way of a drop down (Ausgliederung zur Aufnahme) pursuant to section 123 para. 3 item 1 of the German Transformation Act (Umwandlungsgesetz) on the basis of the drop down and acquisition agreement (Ausgliederungs- und Übernahmevertrag) between Supplier and NewCo dated December 22, 2009 (roll of deeds no. 721/2009 of the notary Alexander Kollmorgen, Berlin) (the Drop Down and the Drop Down Agreement, respectively). The Drop Down became legally effective upon registration in the relevant commercial register on March 1, 2010.

(D)           NewCo requires and the Supplier has agreed to provide certain services to NewCo on a transitional basis subject to the terms and conditions of this agreement including all exhibits and any amendments thereto (the Agreement).

(E)           Capitalized terms shall have the same meaning as defined in the SPA, unless and to the extent defined otherwise in this Agreement and/or as summarized in Exhibit (E).

IT IS AGREED as follows:

1.             SERVICES

1.1           The Supplier shall provide the Services as specified in Exhibit 1.1 (the Services) to NewCo or NewCo’s Group, as specified by NewCo, from the Closing Date until December 31, 2010 (the Service Term). The Services are performed as services (Dienstleistungen) within the meaning of Sections 611 et seqq. of the German Civil Code (BGB).

1.2           The Supplier warrants that the Services will be in all material respects provided or procured with the same standards - in particular with respect to type, scope and quality - as they were provided immediately prior to the Closing Date unless and to the extent stated otherwise in this Agreement.

1.3           Supplier shall use reasonable endeavors to procure that KPMG completes and provides to NewCo by June 25, 2010 at the latest (i) its review of NewCo’s Business quarterly financial statements for the first quarter of 2010 according to IFRS and (ii) its audit of NewCo’s Business pro forma financial statements for 2009 according to IFRS. KPMG’s costs associated with the review and audit shall be borne 50 % by Supplier and 50 % by NewCo. Until June 2, 2010, NewCo shall supply to Supplier contact details of KPMG’s audit team and a scope of the requested review (reasonable in view of the proposed transaction).

1.4           The Supplier may perform the Services itself or through companies of the Supplier’s Group, and in the latter case the Supplier shall procure that the relevant companies in the Supplier’s Group shall perform those obligations.

1.5           NewCo can request from Supplier and Supplier will provide additional services not covered by this Agreement. The Parties will in any case agree in writing on the scope and, if necessary, on further details of such additional services before Supplier starts performing such services. NewCo will pay such services on a time and material basis after receiving a proper invoice from Supplier detailing the work carried out by Supplier. For the avoidance of doubt, such payments are not subject to the maximum aggregate amount of Service Charges as detailed in Section 2.1.

2.             CHARGES

2.1           NewCo shall pay the Service Charges to the Supplier in the amount of [*.*] (in words: [*.*]) per month and in accordance with this Section 2. The maximum aggregate amount of Service Charges to be paid by NewCo under this Agreement shall amount to a total of [*.*] (in words: [*.*]).

[*.*]  Confidential treatment requested:  Information for which confidential treatment has been requested is omitted and is noted with “[*.*].” An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

2.2           To the extent NewCo requests from Supplier additional services not covered by this Agreement, NewCo will pay such services on a time and material basis after receiving a proper invoice from Supplier detailing the work carried out by Supplier.

2.3           Payment of the Service Charges shall be made in Euro and to the Seller’s Account (as defined in the SPA).

2.4           NewCo shall pay the Service Charges due under this Agreement monthly in arrears. All fees payable under this Agreement are exclusive of VAT, which shall be borne by NewCo.

2.5           The Supplier shall invoice NewCo at the beginning of each month for the Services provided to NewCo during the previous month. NewCo shall make payment in full of all invoices within 30 (thirty) calendar days of receipt of each invoice.

3.             KEY SALES CONTRACTS

3.1           The Parties have identified certain project contracts as key sales contracts for the Business. A list of these project contracts is attached as Exhibit 3.1 (each a Key Sales Contract and together the Key Sales Contracts).

3.2           Until December 31, 2010, the Parties will cooperate with one another and use all reasonable endeavors to secure the Key Sales Contracts by executing sales orders (each individually a Sales Order and together the Sales Orders) as set out in Exhibit 3.1 for each Key Sales Contract.

3.3           If, based on a Key Sales Contract, one or more Sales Orders are signed until December 31, 2010, the Supplier is entitled to receive a commission (the Commission) of [*.*] of the incremental revenue (total contract value minus existing annual maintenance for period of contract as prior to Closing Accounts Date, with examples detailed for the Closing Accounts Date in Exhibit 3.1) as calculated for that contract at the time of the signing of the Sales Order (the Calculated Gross Margin).

3.4           The Supplier shall invoice NewCo at the beginning of each quarter for the Commissions accrued in the previous quarter. The payment of each Commission shall become due and payable as provided for in the payment schedule as agreed with the respective customer according to the respective Sales Order.

3.5           Should the Calculated Gross Margin for the respective Key Sales Contract be below the minimum gross margin indicated in Exhibit 3.1 for the specific Key Sales Contract (the Minimum Gross Margin), then the Seller Commission Percentage

[*.*]  Confidential treatment requested:  Information for which confidential treatment has been requested is omitted and is noted with “[*.*].” An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

shall be reduced on a pro rata basis to the extent the Calculated Gross Margin falls short of the Minimum Gross Margin. The Calculated Gross Margin shall be calculated by NewCo applying the same standards as used by the Business prior to the Closing Date when calculating gross margins. NewCo shall provide Supplier with all information and documents necessary for an assessment of the calculation of the Calculated Gross Margin within ten (10) working days after the signing of each Sales Order. Supplier may raise objections against NewCo’s calculation within 10 (ten) working days after receipt of the complete information and documents from NewCo. If the Parties cannot agree on the Calculated Gross Margin in dispute within further 10 (ten) working days, each of the Parties shall have the right to request the Neutral Accounting Firm to determine the correct Calculated Gross Margin. The rules set out under Section 7.4 of the SPA shall apply mutatis mutandis.

3.6           For the avoidance of doubt, no commission shall be payable to the Supplier for Sales Orders executed after December 31, 2010. Should a Sales Order be signed prior to the Closing Date, the relevant project contract shall not be deemed to be a Key Sales Contract.

3.7           If until December 31, 2010 any personnel of the relevant sales team responsible for the relevant Key Sales Contract becomes entitled to any sales commission in relation to that Key Sales Contract (may it be based on the terms of the Key Sales Contract itself, the individual (employment) contract of that sales team member, a group agreement or for any other reason whatsoever), the Supplier shall be obliged to settle the commission payment vis-à-vis the relevant member of the sales team and shall hold free and indemnify NewCo for any cost in relation thereto.

3.8           In the event that

(a)           the Guarantor has completed its initial public offering of shares substan-tially as contemplated by the draft registration statement S1 as filed with the Securities and Exchange Commission of the United States of America on 19 April 2010 as amended from time to time,

or

(b)           NewCo has received a payment (net of tax) of at least [*.*] or payments (net of tax) totaling to at least [*.*] as consideration or prepayment in connection with the proposed contract with the [*.*] relating to the consolidation of the [*.*] document management infrastructure, all outstanding amounts under this Section 3 shall become due and payable within thirty (30) Banking Days.

[*.*]  Confidential treatment requested:  Information for which confidential treatment has been requested is omitted and is noted with “[*.*].” An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

3.9           Guarantor hereby guarantees within the meaning of Sections 765 et seq. German Civil Code waiving any rights which it may have to require Seller to proceed first against or claim payment from Purchaser (verbürgt sich selbstschuldnerisch) the proper fulfillment of all of the obligations of NewCo under this Key Sales Contract provision.

4.             GENERAL OBLIGATIONS

4.1           Each Party shall provide the other Party with all reasonable assistance, access and information reasonably necessary for the performance of its obligations under this Agreement.

4.2           To prevent unauthorized access to or use of any Systems, each Party shall:

(a)           continually assess and, where relevant, report to the other any prevalent threats to the Systems arising as a result of any access granted under this Agreement; and

(b)           ensure that all users of the other’s Systems undertake a controlled authorization process before System access is granted, and remove access privileges in a timely manner once they are redundant.

4.3           If a Party detects a breach of protective measures that will (or is likely to) have a material impact on the Services or the integrity of any data or other Confidential Information on any Systems, it shall:

(a)           immediately act to prevent or mitigate the effects of the breach;

(b)           report the breach to the other Party as soon as reasonably practicable after detection; and

(c)           identify steps to ensure that the breach does not re-occur and report them to the other Party with undue delay.

4.4           The Supplier uses the same standards as immediately prior to the Closing Date in not introducing into NewCo’s System any software virus or other malicious code that might affect the Services or corrupt any data or applications on those Systems.

4.5           Both Parties shall at all times during the Term comply with all applicable laws, orders and regulations applicable to the respective Party. Supplier has implemented state-of-the-art proceedings and processes to prevent any violation of applicable laws, orders and regulations.

5.             THE SUPPLIER’S OBLIGATIONS

5.1           The Supplier will at all times during the Term:

(a)           fully cooperate with NewCo in the provision of the Services and provide NewCo with such information and assistance as it shall require in connection with this Agreement;

(b)           ensure that those of its personnel whose decisions are necessary for the performance of the Services are available within reasonable time for consultation on any matter relating to the Services;

(c)           take all necessary steps to ensure the safety of any of the employees or contractors of NewCo who visit the premises of the Supplier, the employees and subcontractors being bound by the Suppliers’ respective rules and regulations regarding safety and security applying on the facilities or premises;

(d)           not use, or attempt to access or interfere with, any communications systems, information technology systems or data used by NewCo, unless authorized to do so under this Agreement. The Supplier shall indemnify NewCo against each loss, liability and cost (including reasonable legal expenses) which result from a breach of this subsection;

(e)           cooperate with NewCo in any reasonable security arrangements which NewCo consider necessary to prevent the Supplier, or any unauthorized third party, accessing a System or data in a manner prohibited under this Agreement; and

(f)            obtain and/or renew all licenses, permissions, authorizations, consents and permits necessary for the performance of its obligations under this Agreement.

5.2           The Supplier shall supply its own Systems as necessary to perform the Services provided, however, that NewCo supplies from its side all its own Systems necessary that the Services can be performed by Supplier.

6.             NEWCO’S OBLIGATIONS

NewCo shall at all times during the Service Term:

6.1           give or procure access to the facilities or premises of NewCo’s Group to the extent reasonably required by Supplier’s employees in connection with the provision of the Services and take all necessary steps to ensure the safety of any of the employees or contractors of Supplier who visit the premises of NewCo’s Group, the employees being bound by NewCo’s respective rules and regulations regarding safety and security applying on the facilities or premises;

6.2           cooperate with and provide to the Supplier information (including copies of documents and data) and other assistance to the extent necessary for the Supplier to provide the Services but will in no case provide more cooperation than in all material respects with substantially the same standards - in particular with respect to type, scope and quality - as such cooperation was provided immediately prior to the Closing Date unless and to the extent stated otherwise in this Agreement.

7.             LIMITATION OF LIABILITY

7.1           The Parties are only liable for any damage, regardless of the legal grounds, if (i) in cases of slight negligence they breach a material contractual obligation (Kardinalpflicht), or (ii) the damage has been caused by gross negligence or willful intent, or (iii) a Party has assumed a guarantee, or (iv) the claim is based on damages to life, body or health, or (v) the claim is based on mandatory statutory provisions.

7.2           In cases of negligence, the liability shall be limited to the contractually typical foreseeable damage except such damages have been caused by the negligent Party’s managing employees or legal representatives. In case of negligence either Party’s liability under this Agreement for damages shall further be limited in total to an amount of [*.*] (in words: [*.*]). Sentence 1 and 2 of this Section 7.2 shall not apply to damages occurring in connection with Key Sales Contracts under Section 3 of this Agreement.

7.3           All claims for damages shall fall under the statute of limitations at the latest one year from the point of time the Party that has incurred the damage obtains knowledge of the damage or, irrespective of this knowledge, at the latest two years after the damaging event.

7.4           Sections 7.1 to 7.3 shall also apply in the case of any claims for damages of and against employees or agents of the Parties.

7.5           Neither Party shall be liable for any delay in performing or failure to perform any of its obligations under this Agreement caused by a Force Majeure Event provided such Party promptly notifies the other Party in writing of the reason for the delay or stoppage (and the likely duration). The Party prevented from performing it obligations due to a Force Majeure Event shall take reasonable steps to overcome the delay or stoppage, if this is economically reasonable.

[*.*]  Confidential treatment requested:  Information for which confidential treatment has been requested is omitted and is noted with “[*.*].” An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

8.             CONFIDENTIALITY

8.1           By virtue of this Agreement, each Party may have access to the other Party’s Confidential Information. Each Party agrees, both during the Term and for an unlimited period after the Term, to hold the other Party’s Confidential Information in confidence and not, without the prior written consent of the other Party, to use, disclose, copy or modify the other Party’s Confidential Information (or permit others to do so) other than as necessary for the performance of its rights and obligations under this Agreement.

8.2           Each Party agrees not to make the other Party’s Confidential Information available in any form to any third party, except that the Supplier may make such Confidential Information available to members of the Supplier’s Group or their legal or financial advisors and NewCo may make such Confidential Information available to members of NewCo’s Group or their legal or financial advisors on a need-to-know basis, and to use the other Party’s Confidential Information for any purpose other than the performance of its rights and obligations under this Agreement or to obtain legal or financial advise. Each Party agrees to take all reasonable steps to ensure that the other Party’s Confidential Information is not disclosed or distributed by its employees, consultants or agents in violation of the provisions of this Agreement.

8.3           Each Party shall give notice to the other of any unauthorized misuse, disclosure, theft or other loss of the other Party’s Confidential Information as soon as reasonably practicable after becoming aware of the same.

8.4           The restrictions in this Section 8 shall not apply to information which would otherwise constitute the disclosing Party’s Confidential Information but which:

(a)                                  is or becomes a part of the public domain through no act or omission of the other Party;

(b)                                 was in the other Party’s lawful possession prior to its disclosure by the disclosing Party and had not been obtained by the other Party either directly or indirectly from the disclosing Party;

(c)                                  is lawfully disclosed to the other Party by a third party without restriction or disclosure;

(d)                                 is independently developed by the other Party; or

(e)                                  is required by law or any regulatory body or any stock exchange or for the purposes of litigation, by or against either Party, to be disclosed.

9.             DATA PROTECTION

9.1           Each Party shall comply with all applicable data protection laws with respect to the Services.

9.2           The Supplier will not undertake anything to process or transfer any Personal Data relating to NewCo from inside the EU/EEA to outside the EU/EEA without the prior consent of NewCo.

9.3           The Supplier will collect, process and use the personal data of NewCo as a commissioned agent in accordance with the instructions of NewCo (weisungsgebundene Auftragsdatenverarbeitung). For the fulfilment of the commissioned data processing the Parties will enter into a separate data processing agreement. NewCo will retain the full control over such Personal Data.

9.4           The Supplier will only act on instructions from NewCo with respect to collection, processing and use of the Personal Data. The Supplier will implement appropriate technical and organisational measures in line with the applicable data protection laws to protect the Personal Data against unauthorised or unlawful use or access as well as against accidental loss or destruction of or damage to the Personal Data. NewCo will verify that the regulations of data protection are complied with and the technical and organisational measures are observed. To the extent Personal Data is collected, processed or used, the Supplier will not use any external third party service providers for the provision of the Services.

10.           INTELLECTUAL PROPERTY RIGHTS

10.1         Nothing in this Agreement nor any use of any Intellectual Property Rights shall affect the ownership by NewCo, members of NewCo’s Group or its third party licensors of its Intellectual Property Rights. Nothing in this Agreement nor any use of any Intellectual Property Rights shall affect the ownership by the Supplier, members of the Supplier’s Group or its third party licensors of its Intellectual Property Rights.

10.2         Neither Party transfers, assigns, sublicenses or otherwise grants the other Party any right, title or ownership interest in any Intellectual Property Rights belonging to members of its Group or a third party under this Agreement unless expressly stated otherwise in Exhibit 1.1.

10.3         It is the sole responsibility of the Supplier to ensure that it holds all Intellectual Property Rights necessary to provide the Services as of Closing Date. NewCo will on the other hand hold all Intellectual Property Rights necessary that the Services can be performed by Supplier.

11.           TERM AND TERMINATION

11.1         This Agreement commences upon the Parties signing this Agreement and shall - subject to earlier termination - terminate automatically when the final Service Term has ended.

11.2         If the SPA is terminated on its terms and Closing does not occur, then (i) this Agreement shall also terminate automatically, and (ii) neither Party shall have any claim under this Agreement of any nature against the other Party or members of the other Party’s group, except in relation to any rights or liabilities that have accrued before the date of termination.

11.3         Each Service shall be provided from the Closing Date and subject to earlier termination of this Agreement terminates automatically on the last day of the Service Term. Termination of a Service shall not relieve the Supplier from its obligations to provide the remaining Services.

11.4         This Agreement may be terminated immediately at the option of NewCo by written Notice if there is a change of control of the Supplier without prior written consent of the Supplier, which shall not be unreasonably withheld.

11.5         A Party shall be entitled to terminate this Agreement with immediate effect by written Notice to the other Party if:

(a)           the other Party commits any material breach of any provision of this Agreement and (in the case of a breach capable of being remedied) does not remedy such breach within 30 (thirty) days of a written request to do so;

(b)           the other Party is subject to circumstances which require or would require its management to file a petition for insolvency or bankruptcy or is subject to any winding-up, insolvency or bankruptcy proceedings or ceases or threatens to cease to carry on the whole or any material part of its business; or

(c)           any Force Majeure Event prevents the other Party from performing its obligations under this Agreement for a continuous period of one month.

11.6         Any termination of this Agreement pursuant to this Section 11 shall be without prejudice to any other rights or remedies to which the Parties may be entitled under this Agreement or at law.

11.7         If this Agreement or parts thereof are terminated for any reason:

(a)           each Party shall promptly return to the other Party all equipment, materials and property belonging to the other Party supplied by it in connection with the provision of the respective Services under this Agreement;

(b)           each Party shall promptly return to the other Party all related documents and materials (and any copies) containing the other Party’s Confidential Information and erase all copies of the other Party’s Confidential Information from its computer systems;

(c)           each Party shall promptly on request certify in writing to the other that it has complied with the requirements of Sections 11.7(a)  and 11.7(b);

(d)           all rights, licenses and authorizations granted under this Agreement, if any, shall terminate.

11.8         On termination of this Agreement (howsoever arising) the following Sections shall survive and continue in full force and effect: 3; 7; 8; 11, and 14.

12.           NOTICE

12.1         Any notice or other communication to be given under or in relation to this Agreement (the Notice) shall be in writing and may be given by leaving it at or sending it by registered mail or facsimile transmission to the address or facsimile number and marked for the attention of the person (if any), in each case, set out in Section 12.2 (or as otherwise notified from time to time by Notice given in accordance with this Section). Any Notice so given shall be deemed to have been received:

(a)           in the case of delivery by hand, at the time of delivery;

(b)           in the case of post, on the third Business Day from the time of posting; and

(c)           in the case of facsimile transmission, at the time of dispatch,

provided that a Notice is, or would (but for this provision) be deemed to be, received on a day that is not a Business Day or after 4.30 p.m. on a Business Day, it shall instead be deemed to be received at 10.00 a.m. on the next Business Day following that day.

12.2         The addresses and facsimile numbers of the parties for the purposes of Section 12.1 are as follows:

If to Supplier:

Beta Systems Software AG
Gernot Sagl
Chief Executive Officer
Alt-Moabit 90d
10559 Berlin

Germany
Fax: +49 (0)30 726118 800

with a copy (for information only) to:

Dr Karsten Müller-Eising
Lovells LLP
Untermainanlage 1
60329 Frankfurt am Main
Germany
Fax: +49 (0)69 96236 100

If to NewCo:

Stephen Link
Monzastr. 4c
63225 Langen
Germany
Fax: +49 (0) 6103 5071-35

With a copy (for information only) to:

Michael D. Peplow
Jarman House
Mathisen Way
Poyle Road
Colnbrook SL3  0HF
United Kingdom
Fax: +44 (1753) 775903

12.3         In providing service it shall be sufficient to prove that (as the case may be):

(a)           the envelope containing the Notice was properly addressed and delivered to the appropriate address; or

(b)           the envelope containing the Notice was posted by recorded post; or

(c)           the facsimile transmission was made and a facsimile transmission confirmation report was received by the sender.

12.4         Any Party may change its address for notices under this Section to another address by giving Notice to the other Party.

13.           ASSIGNMENT

13.1         Neither Party shall, nor shall it purport to, assign, transfer or charge any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement to a third party without the prior written consent of the other Party. The approval shall not be unreasonably withheld or delayed. This restriction shall not apply to any Services the performance of which was sub-contracted to a third party before the Closing Date.

13.2         Each Party has the right to assign, transfer the Agreement or charge any of its rights and/or obligations under this Agreement or grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement to (i) the banks financing the transactions contemplated in the SPA or (ii) any of its affiliated companies within the meaning of Sections 15 et seqq. of the German Stock Corporation Act.

14.           DISPUTE RESOLUTION / APPLICABLE LAWS

14.1         The Parties agree to attempt in good faith to settle any dispute, controversy or claim, arising out of or related to this Agreement (the Claim) by way of consultations among the Parties, which consultations shall be initiated upon written Notice by either Party to the other.

14.2         If the Parties cannot come to a mutually agreeable resolution of the Claim within ten (10) Business Days, either Party is entitled to start proceedings in accordance with Section 14.3.

14.3         This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with German law. The UN Convention on the International Sale of Goods (CSIG) shall not apply. All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) in its current form as amended (in der jeweils gültigen Fassung) without recourse to the ordinary courts of law. The place of the arbitration shall be Berlin, Germany. The arbitral tribunal shall consist of three arbitrators. The language of the arbitration proceedings shall be English. The costs of the arbitral proceedings, including those external costs incurred by the Parties and which were necessary for the proper pursuit of their claim or defence, shall be allocated to the Parties in proportion to the percentage each Party is determined by the arbitrator to have prevailed/lost in the arbitral proceedings.

15.           GENERAL

15.1         Waivers of any rights or remedies under this Agreement may only be given in writing. Failure or neglect by either Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of that Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice that Party’s rights to take subsequent action.

15.2         If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. In this event the Parties will agree upon a valid, binding and enforceable substitute provision or provisions which shall be as close as possible to the original provision and shall re-establish an appropriate balance of the commercial interests of both Parties.

15.3         The Parties are independent contractors; nothing in this Agreement shall be construed to create a partnership or joint venture relationship between the Parties nor constitutes that any Party is the agent of the other Party for any purpose.

15.4         This Agreement supersedes all prior agreements, arrangements and undertakings between the parties and constitutes the entire agreement between the Parties relating to the subject matter hereof.  The Supplier shall not, in the absence of fraud or intent, be liable to NewCo for loss arising from or in connection with any representations, agreements, statements or undertakings made prior to the date of this Agreement other than those representations, agreements, statements or undertakings set out in this Agreement.

15.5         If there is any conflict between the terms in the body of this Agreement and either of the Exhibits, then the terms in the body of this Agreement shall prevail.

15.6         No addition or modification of any provision of this Agreement shall be binding upon the Parties unless made in writing and signed by a duly authorized representative of each of the Parties.

IN WITNESS WHEREOF the undersigned, intending to be legally bound, have duly executed this Agreement to become effective as of the date stated above.

Signed for and on behalf of:

Beta Systems Software Aktiengesellschaft		Beta Systems ECM Solutions GmbH
/s/ Gernot Sagl		/s/ Bernd Johnen

Print Name	Gernot Sagl	Print Name	Bernd Johnen

Position	Vorstand	Position

BancTec, Inc.
/s/ Michael D. Peplow

Print Name	Michael D. Peplow

Position	Vice President BancTec

Exhibit E

Agreement	shall have the meaning as set out in the preamble

Business	shall have the meaning as set out in the Preamble

Business Day	means a day which is not a Saturday or Sunday or a bank or public holiday in Germany

Claim	shall have the meaning as set out in 16.1

Closing	shall have the meaning as set out in the SPA

Closing Date	shall have the meaning as set out in the SPA

Commission	shall have the meaning as set out in Section 3.3

Confidential Information

means, in relation to either Party, information (whether in oral, written or electronic form) belonging or relating to that Party, its business affairs or activities and/or those of any supplier to it which is not in the public domain and which: (i) either Party has marked as confidential or proprietary, (ii) either Party, orally or in writing, has advised the other Party is of a confidential nature, or (iii) due to its character or nature, a reasonable person in a like position and under like circumstances would treat as confidential and which the other Party becomes aware of or takes possession of as a result of this Agreement

Drop Down	shall have the meaning as set out in the Preamble

Drop Down Agreement	shall have the meaning as set out in the Preamble

Force Majeure Event

means any event or circumstance beyond a Party’s reasonable control including, without limitation, acts of God, fire, flood, extreme weather conditions, war, terrorist attack, compliance with any law, regulation or governmental order, strikes or lock out, internet outages, telecoms outages or power outages which prevent, delay or hinder a Party from, or in performing its obligations under this Agreement

Intellectual Property Rights	shall have the meaning as set out in the SPA

Key Sales Contract/s	shall have the meaning as set out in Section 3.1

Locations	means the locations where/for which the respective Services are provided and as further detailed in Exhibit 1.1

Minimum Gross Margin	shall have the meaning as set out in Section 3.5

Notice	shall have the meaning as set out in Section 12.1

Personal Data	shall have the meaning as set out in Section 3 (1) German Data Protection Act (Bundesdatenschutzgesetz)

NewCo’s Group	shall mean NewCo and all affiliates of NewCo within the meaning of Sections 15 et seqq. Of the German Stock Corporation Act (Aktiengesetz)

Sales Order/s	shall have the meaning as set out in Section 3.2

Seller Commission Percentage	shall have the meaning as set out in Section 3.3

Services	shall have the meaning as set out in Section 1.1

Service Charges	means the charges to be paid by NewCo to the Supplier for the Services as set out in Exhibit 1.1 and in accordance with Section 2

Service Term	shall have the meaning as set out in Section 1.1

SPA	shall have the meaning as set out in the Preamble

Supplier’s Group	shall have the same meaning as Seller’s Group as defined in the SPA

Systems	means any information technology and telecommunications systems, including i.a. networks and interfaces

Term	means the period during which this Agreement subsists and is valid and binding between the parties as more particularly described in Section 11

VAT	means the value added tax as applicable from time to time

EXHIBIT 1.1

Services Overview

SERVICE
PART A	Financial Accounting
PART B	Human Resources
PART C	Technology Infrastructure

PART A                                                  FINANCIAL ACCOUNTING

Service	Accounts payables

• Accounting
• Payment procedures once a week
• Travel accounting

Accounts receivables

• Invoicing
• Deferred revenues
• Dunning procedures

Bank-entries:

• daily booking of bank statements

Fixed Assets Accounting

• Accounting of investments and Disposals
• Depreciation runs once a month

Taxes

•VAT-Run and preparation VAT declarations once a month

Project-Accounting and Inventory

• PoC-runs once a month
• Calculation average prices inventory once a month
• Preparation for organisation of inventory counting

General ledger

•HR related general ledger entries (sales commissions, overtime and vacations accruals)
•specific valuations allowances
•Prepaid expenses

Supplier provides these services in respect to the design and the intension of the SPA:

• support of the transition and the installation of the branch office of ECM Vienna
• support for the ECM GmbH including the branch offices in Vienna and Budapest

• The service includes a documentation of the accounting entries as basis of monthly reporting. The services are not including any sup- port for year end audits or quarterly reviews except such one from the SPA.

• The services will be made under the Beta common procedures, accounting rules, times frames and SAP-customising. Any changes which leads to higher manpower-efforts are not included in this TSA.
• Year end tax declaration and declaration of customs are not part of this TSA

Until new procedures and policies will be settled the old procedures of the Supplier are valid.

The Supplier has the right to use room/space in Augsburg to finalise the tax audit 2003 -2006.

Supplier provides the SAP-System for NewCo in form of a client (SAP-Mandant) within the SAP-System of the Supplier. The Supplier removes all data not related to NewCo out of this client until the end of the Service Term.

At the end of the Service Term, the Supplier provides a copy of the client-data to NewCo. This copy will contain all NewCo-data (SAP-R3) entered into the client from January 1, 2010 untill handover of the copy, but latest until December 31, 2010. NewCo can use this copy for archiving purpose or for production purpose.

The Supplier implements NewCo’s reasonable requests for identity changes to customer communications. NewCo shall supply necessary logos and artwork.

The financial accounting services will be provided according to the timetable attached to this Exhibit 1.1 as and additional annex.

Excluded Services (non-exhaustive)

Beside this Agreement Supplier provides services under support of the external tax lawyers Austria and Hungary, the administrative person of Budapest, the Sales staff of ECM (collection procedure) and the project department of ECM. The costs related to this support are not included in this TSA.

The accounting and reporting of Beta Nigeria is not part of the TSA.

Locations	Berlin, Augsburg

PART B                                                  HUMAN RESOURCES

Services	Support and consultation activities in the following areas:

• Managing the whole process of salary statement (payments)
• Managing of working time
• Controlling SAP System
• Personnel Planning and Recuritment
• Personnel looking after employees
• Adminsitration Freelancer
• Personnel Measures, Employment Incentives
• Development of concepts
• Consultation of employees and managers
• Cooperation with Worker Council
• Organisation of Trainings
• Management of Company employee pension scheme
• Management of Insurance
• Organisation Sheet
• Special Projects like: Management of short-time work and coordi antion with the job center

Locations	Berlin, Augsburg

PART C                                                  TECHNOLOGY INFRASTRUCTURE

Services	• IT-Infrastruktur (Backbone, VPN, Internet, Backup, local Servers in Augsburg, SAP-Access, Office-Hard- and Software, E-Mail, Notes- Workflows, user helpdesk)
• IT-Applications (maintenance of SAP and Notes-Workflows)
• Travel-Booking
• Purchase-Management
• Duty-Leasing-Cars
• Mobile Phones
• fixed phones access

Locations	Augsburg and all further offices of system technicians in Germany

Exhibit 3.1 to the TSA

Key Sales Contracts Commission Scheme

Contract parameters (in EURO) Duration of sales contract	[*.*] 5 Years	[*.*] 6 years	[*.*] 1 year	[*.*] 5 years	Total

Software Licenses	[*.*]	[*.*]	[*.*]	[*.*]	[*.*]
Hardware	[*.*]	[*.*]	[*.*]	[*.*]	[*.*]
Incremental Maintenance on Hardware + Software	[*.*]	[*.*]	[*.*]	[*.*]	[*.*]
Professional Services	[*.*]	[*.*]	[*.*]	[*.*]	[*.*]

Total Incremental Contract Value (TiCV)	[*.*]	[*.*]	[*.*]	[*.*]	[*.*]

Seller Commission Percentage	[*.*]	[*.*]	[*.*]	[*.*]	[*.*]

Minimum Gross Margin excluding Seller Commission Payment	[*.*]	[*.*]	[*.*]	[*.*]

Compensation	[*.*]	[*.*]	[*.*]	[*.*]	[*.*]

Values are based on outstanding offers out before Closing Date and might vary in signed contract after negotiation Scheme only applicable until December 31, 2010

[*.*]  Confidential treatment requested:  Information for which confidential treatment has been requested is omitted and is noted with “[*.*].” An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

Transitional Service Agreement	Overperformance Scheme

BETA SYSTEMS SOFTWARE AG - 2010 TIMETABLE FOR MONTHLY AND QUARTERLY REPORTING

For month ending:	WD	May 31	Jun 30	Jul 31	Aug 31	Sep 30	Oct 31	Nov 30	Dec 31

Invoicing & Revenue Recognition
Send all contract / orders / acceptance certificates to Beta HQ	3	03. Jun	05. Jul	04. Aug	03. Sep	06. Okt	03. Nov	03. Dez
Closing books for invoicing	3	03. Jun	05. Jul	04. Aug	03. Sep	06. Okt	03. Nov	03. Dez
Proceeding of defered revenues SD-Module	4	04. Jun	07. Jul	05. Aug	06. Sep	07. Okt	04. Nov	06. Dez
Closing books for FI revenues and doubtful accounts	4	04. Jun	07. Jul	05. Aug	06. Sep	07. Okt	04. Nov	06. Dez
Closing books for POC-revenues	6	08. Jun	09. Jul	09. Aug	08. Sep	11. Okt	08. Nov	08. Dez
Revenue Reporting	7	09. Jun	12. Jul	10. Aug	09. Sep	12. Okt	09. Nov	09. Dez
Closing & Reporting of Beta’s LCs									Separat Timetable for Year End Reporting
Send all T&E reimbursements to Beta HQ	2	02. Jun	05. Jul	03. Aug	02. Sep	05. Okt	02. Nov	02. Dez
Send all invoices to Beta HQ	3	03. Jun	06. Jul	04. Aug	03. Sep	06. Okt	03. Nov	03. Dez
LC’s Closing for Asset Accounting	6	08. Jun	09. Jul	09. Aug	08. Sep	11. Okt	08. Nov	08. Dez
LC’s Closing of the books for expense entries & provisions	6	08. Jun	09. Jul	09. Aug	08. Sep	11. Okt	08. Nov	08. Dez
Beta Africa send Financial Statements	6	08. Jun	09. Jul	09. Aug	08. Sep	11. Okt	08. Nov	08. Dez
Procceding of CO-closing foreign LCs	7	09. Jun	12. Jul	10. Aug	09. Sep	12. Okt	09. Nov	09. Dez
Procceding of CO-closing Beta AG and LCs Germany	8	10. Jun	13. Jul	11. Aug	10. Sep	13. Okt	10. Nov	10. Dez
Final Closing of Financial Accounting	8	10. Jun	13. Jul	11. Aug	10. Sep	13. Okt	10. Nov	10. Dez

Beta Systems Software AG	28.05.2010
Corporate Accounting	15:38